Exhibit 99.2

Dear stockholders,

Advertisers and Retailers are heading into a busy holiday season, and Quotient’s performance marketing solutions can help them achieve their sales and brand messaging goals.  We’ve supported advertisers through the ups and downs of the pandemic over the past 18 months and are well positioned to help them once again to manage some of the uncertainty of the 2021 holiday season.  Our digital marketing solutions are nimble and highly responsive to the changing environment. We believe our consumer package goods (CPG) customers value and appreciate this kind of responsiveness when economic conditions are changing.

Over the past quarter we continued our focus on growing the more profitable parts of our business, while working to either exit or restructure lower margin, managed service offerings and partnerships.

Turning to retail network growth, we are pleased to share that AutoZone is now live on the Quotient network, as is Total Wine & More, the largest adult beverage retailer in the US, and another new vertical for Quotient. Further, we are very excited to announce that we have launched Promo Amplification with Rite Aid, and we have additional retailers in the pipeline that we expect to launch over the coming months.

Network growth outside of retailers continues to expand, and we have several partners in various stages of integration currently underway that we expect to be live over the coming months. One great example is our partnership with Redbox. Redbox has 40,000 kiosks at the entrance of major retailers and other high traffic areas. They have a loyal fanbase which frequently visits these kiosks, making them a perfect partner for Quotient. We look forward to being able to offer more savings value to more shoppers as they start their shopping trips.

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Additionally, we are announcing that we are winding down our agreement and partnership with Albertsons Companies, which we expect will take place over the next few months. As a result of the Albertsons wind down, and our other strategic initiatives, we are taking actions to remove costs during Q4 to realign our technology and teams to focus on the shift to higher-margin business.

The pandemic continues to create challenges for retailers and CPGs.  Supply chains are in the news once again as disruptions are now being caused by labor availability and other supply-side concerns.  Retailers have already put controls in place over excessive customer demand having learned lessons from 2020 when supply chain issues were driven primarily by the high demand of shoppers stocking up their pantries for an uncertain future.  Supply shortages and economic stimulus have resulted in price inflation that may continue and cause price pressure for shoppers.  All of these issues add up to a need for advertisers to continue connecting with shoppers, targeting their messages where Quotient is strongest: lower funnel shopping experiences that drive behaviors and increase demand.

“The marketing world is becoming more performance focused. Impressions and clicks are no longer enough to execute relevant and strategic campaigns, and we are looking to our partners to provide deeper actionable insights. Our goal is to see a platform that provides attributable sales leading to incremental sales for our campaigns while getting results in a much quicker manner. If both of those come to life, Quotient's new measurement will be a major step forward in the industry.”

Q3 2021 FINANCIAL RESULTS AND BUSINESS UPDATES	3

– Steve McGowan, Head of Omni Shopper Activation & Strategic
Partnerships at Mondelez International.

In addition to supporting our advertisers, retailers and shoppers in Q3, we continue to make progress on our technology investments and operational changes.  Our technology platform capabilities are improving which opens up opportunities to attract new customers who prefer a technology-first approach, reduce our manual work, which improves our cost structure and supports growth in a more profitable way. We took actions in September 2021 to reduce our operating cost structure which resulted in Cost of Revenues savings and a decrease in Operating Expenses in Q3 2021 compared to Q2 2021.

Business Update

In Q3 2021, we delivered top line growth of 12% over Q3 2020 and growth of $12 million and 10% over Q2 2021.  Changes to our technology, and operations are moving more of our business to net accounting.  The accounting changes we made in Q3 2021 reduced top line revenue by approximately $4.3 million.  Our total revenue recognized on a net basis increased modestly to 3.6% from approximately 2.0% in Q3 2020.

Revenue growth in the quarter, compared to one year ago, was driven primarily by growth in Digital-Out-of-Home (“DOOH”) and sponsored search, as well as digital paperless revenue in promotions.  Compared to Q2 2021, growth in DOOH, Digital Paperless and programmatic media drove a 10% increase in revenue over Q2 2021, offset by lower revenue recognized for sponsored search as a result of moving to net accounting.  Growth in the higher margin offerings of DOOH and Digital Paperless as well as moving sponsored search to net revenue recognition, improved gross margins sequentially.  As we stated in our earnings announcement in August 2021, we expected

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to see margins improve in the third quarter compared to Q2 2021.  Actual margins were higher than anticipated, resulting in a higher EBITDA result than our forecast.

Platform Updates

During the last few quarters, we have made considerable progress on integrating our technologies into one platform to expand and simplify what customers can do with Quotient, making it easier to create an omni-channel experience for a wider breadth of customers.

We are excited about the progress we’ve made, for example, the release of our new multi-touch media measurement tool, self-service reporting on the Quotient Analytics Platform as well as upgraded self-service capabilities on our Sponsored Search and DOOH offerings.

The enhanced platform expands our addressable customer base to include advertising agencies and brands who prefer to leverage our technology more directly. Currently, this can be done through self-service capabilities, and soon our technology will enable other media-buying and demand side platforms (DSPs) to connect with Quotient’s differentiated data through our API’s. During Q3, several new and existing agency customers have begun actively investing in Digital Out-of-Home through our planning and DSP platform.  Business from agencies has grown by 2.5 times compared to Q2 2021.

Smaller CPGs, National Promotions and Shopper Media

Smaller CPGs, national promotions and shopper media remain growth drivers and focus areas for us. As advertiser brand teams continue to shift dollars from offline to digital, Quotient offers them a comprehensive platform where targeting, measurement and other campaign insights all leverage the same analytics engine — providing a highly differentiated and seamless approach for executing their campaigns at scale. In Q3

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2021, we experienced an increase of 103% in bookings on a dollar basis over Q3 2020 from smaller CPG brands and an increase of 40% in the number of CPGs running campaigns with us in this customer segment. We believe growth in this area will continue as additional smaller CPGs look to utilize our platform and current brands seek to increase their spend with us based on our scale and our approach to working with them.

National promotion revenue remains a focus for us as we look to capture revenues previously spent off-line in the Free-Standing-Insert (“FSI”), and from smaller CPGs who don’t have access to offline promotional channels.  Booking momentum was strong in Q3 with sequential growth of national promotions bookings of 13%.

Shopper (also known as retailer-specific) media continued to grow, with approximately 44% growth in bookings on a dollar basis in Q3 2021 over the prior year. This includes media solutions that are available to brands who continue to see increased efficiency and return on ad spend (ROAS) from using our digital solutions. Shopper media campaigns remain critical during supply chain challenges as advertisers are able to target shoppers and retailers where product availability is highest.

Partnerships

Our positioning at the intersection of brands, retailers and consumers; first- and second-party data; world class analytics and industry reach has led to additional opportunities for a variety of partnerships that we believe will be mutually beneficial to shoppers, to our customers, partners and to Quotient, especially with respect to national promotions. Now that our new cash-back rebate platform has been launched, we expect to onboard several partners to our network over the coming months.

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"Expanding into grocery promotions with card-linked offers was a natural next step for us and will advance our industry leading position. As a company whose mission is to uncover value from everyday transactions, we knew that Quotient was a great partner for us. Now, Figg’s clients will not only be able to provide cardholders savings at their favorite restaurant or retailer, but through the Quotient partnership, they will also be able to provide discounts on cardholders’ favorite products."

– Doug Rappoport, Chief Growth Officer at Figg

Our current list of partners, and new ones slated to be live over the coming months, add more distribution that should expand the size of our network. We remain focused on growing our reach into the number of households and consumers that desire access to savings and a better shopping experience across all touchpoints along the path to purchase.

In Summary

We delivered a great revenue and EBITDA quarter, and we believe we will continue to see continued demand for our platforms and solutions as we add new retailers and partners to our network.  The wind down of the Albertsons partnership provides an opportunity to eliminate some lower margin business and improve our overall focus on company performance. Technology investments over the coming year are designed to continue to transform us toward a technology-first company.  This, in turn, allows for more efficient on-boarding of new retailers, where our teams continue to engage with

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new retailers and have a good pipeline of prospects who we believe will be onboarding over the coming months.  We also believe this trend will continue, and we look forward to adding more retailers to the network over the coming year, as well as scaling up the business volumes with our existing retailers who continue to grow.

We believe that the improvements we’ve made over the past two years position us well to quickly move our business through these changes from a largely managed service business to a technology-based partner allowing us to capitalize on the growing opportunity ahead of us. We look forward to sharing our progress with you in the upcoming quarters.

Sincerely,

Steven Boal	Pamela Strayer
Chief Executive Officer	Chief Financial Officer

Financial Review

We completed important milestones this quarter in the evolution of Quotient as we continue to work with our customers and partners to enhance the end-to-end operations and gain efficiencies within our business.  In early July we launched improvements in our self-service capabilities on sponsored search and analytics.

As a result of these improvements, we began recognizing our revenues earned on all sponsored search campaigns, net of third-party costs.  This lowers the revenue and cost of sales we report, improves gross margin and EBITDA as a percentage of revenue but has no impact on gross profit dollars or EBITDA dollars.

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•	GAAP results for Q3 2021:

o	We delivered revenue of $135.9 million, up 12% over Q3 2020, up 10% over Q2 2021.

o	Gross profit was $49.3 million and gross margin was 36.3% of revenue, an increase of $1.8 million compared to $47.5 million and 39.2% in Q3 2020.

o	Operating expenses were $53.0 million and 39.0% of revenue, compared to $48.0 million and 39.6% of revenue in Q3 2020.

o	We recorded a Net Loss of $7.8 million, compared to a Net Loss of $4.2 million in Q3 2020. Net loss Per Share in the quarter was $0.08 compared to $0.05 in Q3 2020.

•	Non-GAAP results for Q3 2021:

o
Non-GAAP gross profit increased by $4.8 million to $60.8 million, compared to $56.0 million in Q3 2020. Non-GAAP gross margin was 44.7% of revenues in the quarter, compared to 46.2% in Q3 2020. On a sequential basis, non-GAAP gross profit increased by $10.8 million and gross margins expanded by 440 basis points.

o	Non-GAAP operating expenses were $45.5 million and 33.5% of revenue, compared to the prior year of $39.1 million and 32.3% of revenue.

o	Non-GAAP Operating Income of $15.3 million decreased by $1.6 million compared to the prior year.

o	Adjusted EBITDA was $17.3 million, representing a 12.8% margin.

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Revenue Details

We delivered $135.9 million of revenue in Q3 2021, up from $121.1 million in the prior year. Revenue for Q3 2021 would have been approximately $4.3 million higher had we not made changes to our accounting for sponsored search revenue this quarter.  Annual growth in our revenues would have been approximately 16% had we not made the operational and accounting change.

Media revenue was up 20% in the third quarter over last year, driven primarily by growth in DOOH, which more than doubled revenues over the prior year, and sponsored search revenue growth that doubled over the prior year as reported on a GAAP basis.  If we had not made a change to accounting for sponsored search, media revenues would have been $4.3 million higher in Q3 2021 and would have shown an annual growth of 27%.

Promotion revenue was up 5% over last year driven primarily by growth in digital paperless of 12%, offset by expected declines in digital print and specialty retail revenues.

Customer cohort reporting – We track the trailing 12 months of U.S. revenue earned from a consistent set of advertiser customers. Customers are divided into cohorts based on their impact on Quotient revenues from each advertiser with our largest revenue customers in the top 20 cohort.  Our customer cohorts grew 35% year over year across all cohorts as a result of a strong recovery following the COVID-impacted results in the first half of 2020. Revenue increased 30% for our top 20 cohort, 43% for our 21-40 cohort and 38% for our 40+ cohort on a year-over-year basis.

Gross Margin

GAAP gross margin in the third quarter was 36.3%, down 290 basis points compared to the same quarter last year primarily due to  a non-cash impairment charge of $6.5

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million recorded in the quarter.  This charge was taken to write-off the remaining intangible assets associated with the Albertsons partnership that is expected to transition off the network sooner than originally projected. In addition, product mix within media and higher variable costs decreased gross margins compared to the prior year. Offsetting these decreases were lower amortization of intangibles and loss contingencies.

On a sequential basis, GAAP gross margin was up 260 basis points over Q2 2021 as a result of improved product mix with a change in accounting for sponsored search revenue which improved gross margin by approximately 150 basis points, growth in higher margin offerings such as DOOH revenues within our media business and digital paperless revenues in our promotions business.  Also contributing to the positive movement was higher revenues on fixed costs in cost of sales. These improvements were offset by the negative impacts of the impairment charge discussed above.

Non-GAAP gross margin in Q3 2021 was 44.7%, down 150 basis points compared to 46.2% in Q3 last year. Product mix within media and higher variable costs decreased gross margins compared to the prior year, which was offset by gross  margin improvement from the change in accounting for sponsored search revenues.

Non-GAAP gross margin increased quarter over quarter by 440 basis points, primarily due to improved product mix with a change in accounting for sponsored search revenue which improved gross margin by approximately 150 basis points, growth in higher margin offerings such as DOOH revenues within our media business and digital paperless revenues in our promotions business.  Also contributing to the positive movement was higher revenues on fixed costs in cost of sales.

Going forward, we expect to see an increase in gross margins in 2022. Catalysts for this change include expected return of higher margin national promotions campaigns once supply chains stabilize as well as increasing self-service capabilities across our

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offerings. National promotions campaigns are expected to benefit from FSI dollars shifting to digital driven by customer acceptance of our fixed calendar pricing and National Rebates solution. Increasing self-service capabilities reduce our internal costs of delivering campaigns and expands our customer reach to national media agencies who prefer to do business this way. In addition, these self-service capabilities result in more of our revenue recognized net of third-party costs and distribution fees which will reduce revenue growth rates and will raise gross profit dollars as a percentage of revenue.

Non-GAAP gross margin excludes stock-based compensation expense, amortization of acquired intangible assets and charges for the impairment of intangible assets.

Operating Expenses

GAAP operating expenses increased by approximately $5.0 million in Q3 2021 to $53.0 million and 39.0% of revenue compared to $48.0 and 39.6% of revenue in the prior year period. This increase was primarily due to increases in headcount, variable compensation costs, professional fees and restructuring related charges, partly offset by a reduction in stock-based compensation on PSUs and less change in the fair value of contingent consideration. In terms of headcount and spending increases, most of this was focused on improving our sales and marketing organizations to improve revenue growth and profitability.  On a quarter-over-quarter basis, GAAP operating expenses were down primarily due to a reduction in stock-based compensation on PSUs, reductions in professional fees and marketing spend as well as some savings recognized from a restructuring plan that was initiated late in Q3.

Non-GAAP operating expenses increased by approximately $6.4 million in Q3 2021 compared to the prior year, primarily due to increases in headcount, higher variable compensation costs and professional fees.  Compared to the prior quarter, Non-GAAP operating expenses decreased by $1.7 million to $45.5 million and 33.5% of revenue

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compared to $47.2 million and 38.1% of revenue.  The sequential decline was due to lower professional fees and marketing spend, offset by small increases in headcount related costs from new hires starting last quarter offset by a current quarter restructuring.

As the company evolves the operating model to improve profitability, we continue to reduce costs and streamline operations.  In Q3 2021, our operating expenses were lower than expected and we reduced expenses by $1.7 million compared to the prior quarter.  We executed a restructuring plan in the quarter which reduced our run rate of headcount-related and non-headcount related costs as we enter the fourth quarter.     Compared to the prior year, Non-GAAP operating expenses increased due to higher headcount and variable compensation increased as a result of higher revenue.

Non-GAAP operating expenses exclude stock-based compensation, the change in fair value of contingent consideration, amortization of acquired intangible assets, certain acquisition-related costs and restructuring charges.

Net Loss and EBITDA

Our GAAP Net Loss for the third quarter of 2021 was $7.8 million, a decrease in profitability from the prior Q3 Net Loss of $4.2 million.  The decrease was due primarily to a non-cash impairment charge of $6.5 million recorded in Q3 2021 related to intangible assets that were written-off in Q3 2021 due to the termination of our Albertsons partnership.

We reported $17.3 million of Adjusted EBITDA in the third quarter of 2021, above our guidance range for the quarter due to higher revenue, improved margins from product mix and lower operating expenses than expected.  EBITDA decreased by $1.3 million compared to the prior year quarter due primarily to higher operating expenses from higher headcount related costs.  Sequentially, Q3 2021 EBITDA increased by $13.0 million compared to the prior quarter as a result of higher revenues, growth in Non-

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GAAP gross profit of $10.8 million or 22% and a reduction in Non-GAAP operating expenses of $1.7 million and 3.6%.

Adjusted EBITDA excludes interest expense, income taxes, depreciation and amortization; the change in fair value of contingent consideration; stock-based compensation; charges for certain acquisition-related costs; impairment of intangible assets; restructuring charges and other (income) expense, net.

Stock Buyback

Our Board of Directors authorized a stock buyback program of up to $50.0 million of Quotient’s common stock effective on February 16, 2021. We did not repurchase any shares in Q3 2021, nor have we repurchased any shares since the inception of the program.

Balance Sheet and Cash Flow

We continue to focus on maintaining a strong balance sheet, delivering cash flow from operations in Q3 2021 of $12.2 million. We ended Q3 2021 with $244.9 million in cash and cash equivalents, up $6.6 million from the prior quarter.

Looking Forward

Long term improvements in gross margins and EBITDA continue to be key areas of focus for us. We believe that changes we are making to our retailer partnerships and the upgrades we are making to our platform will lead to improved profitability over time.  Our forecast for the fourth quarter revenue has changed from our guidance issued in Q2 2021 primarily due to accounting changes and, to a much smaller degree, some recent slowing in bookings.  We expect further mix towards retailer-specific media and promotions business with lower margins due to strong demand.  However, we are

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seeing weakness in advertiser spend on national promotions campaigns as a result of supply chain disruptions.  This mix will put downward pressure on gross margins.

Business Outlook

For Q4 2021, we expect that all sponsored search revenue will be recognized net of third-party costs, consistent with the reporting in Q3 2021.  In addition, a portion of our retailer-specific promotions and media business will change during the quarter to net revenue recognition.  These accounting changes reduce revenue and cost of sales in Q4 2021.  Based on this change, we expect the following:

•
Revenue guidance is estimated to be $114.0 million to $124.0 million in Q4 2021. For historical comparison purposes, without these accounting changes, our revenue guidance would have been approximately $20 million higher.

•
Gross profit remains a focus while we continue to invest in our platform and automation to improve this metric.  Our gross profit is significantly impacted by the mix of business that we book in any quarter with promotion revenues generally driving higher gross margins than media revenues.  Predicting the mix of revenue between promotion and media remains difficult at this time.

•	Adjusted EBITDA to be in the range of $7.0 million to $12.0 million.

•	Operating cash flow to be in the range of $0.0 million to $6.0 million.

For the full year 2021, we expect the following:

•
Revenue of $490.0 million to $500.0 million. For historical comparison purposes, if the accounting changes had not been made, the revenue range would have been approximately $24 million higher representing growth over the prior year of 16% at the mid-point on a like-for-like or gross basis.

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•	We expect Adjusted EBITDA for the full year 2021 to be in the range of $35.0 million to $40.0 million.

•	We expect weighted average basic shares outstanding for 2021 to be approximately 93.8 million.

Earnings Webcast

Quotient will host a conference call and live webcast today at 2:00pm PST to discuss the third quarter 2021 financial results. To listen to a live audio webcast, please visit Quotient’s Investor Relations website at investors.quotient.com. A replay of the webcast will be available at the same website. You may also access the call and register with a live operator by dialing (866) 270-1533, or outside the U.S. (412) 317-0797, at least 15 minutes prior to the 2:00 p.m. PST start time.

About Quotient Technology Inc.

Quotient Technology (NYSE: QUOT) is the leading digital media and promotions technology company for advertisers, retailers and consumers. Our omnichannel platform is powered by exclusive consumer spending data, location intelligence and purchase intent data to reach millions of shoppers daily and deliver measurable, incremental sales.

Quotient partners with leading advertisers and retailers, including Clorox, Procter & Gamble, General Mills, Unilever, Albertsons Companies, CVS, Dollar General and Peapod Digital Labs, a company of Ahold Delhaize USA. Quotient is headquartered in Salt Lake City, Utah, and has offices across the U.S. as well as in Bangalore, Paris, London and Tel Aviv. For more information visit www.quotient.com.

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Quotient and the Quotient logo are trademarks or registered trademarks of Quotient Technology Inc. and its subsidiaries in the United States and other countries. Other marks are the property of their respective owners.

Forward Looking Statements

This stockholder letter includes forward-looking statements that are based on our management’s beliefs and assumptions and on information currently available to management, including our current expectations for the fourth quarter of 2021 with respect to revenues, Adjusted EBITDA, operating cash flow, and the impact of the accounting change to net revenue recognition with respect to the sponsored search portion of our business, and revenue, Adjusted EBITDA, and weighted average basic shares outstanding for the full year 2021; our performance marketing solutions as helping advertisers achieve their sales and brand messaging goals, and our being well-positioned to help advertisers manage some of the uncertainty relating to the 2021 holiday season; our digital marketing solutions being nimble and responsive to the changing environment, and our CPG customers valuing and appreciating this kind of responsiveness when economic conditions are changing; supply shortages resulting in price inflation that may continue and cause price pressure for shoppers; our platform as potentially providing attributable sales leading to incremental sales for campaigns while getting results in a much quicker manner, and our platform’s measurement capabilities potentially being a major step forward in the industry; our enhanced platform as expanding our customer base to include advertising agencies and brands who prefer to leverage our technology more directly through self-service capabilities, and our technology as soon enabling media-buying and demand side platforms (DSPs) to connect with our differentiated data through our application programming interface (API) software; growth in booking amounts by, and number of CPGs running campaigns within, our smaller CPG customer area, and that such growth in this customer area will continue as additional smaller CPGs look to utilize our platform and current customer brands seeks to increase their spend with us; our new cash back, or rebate, platform as enabling us to onboard several more partners over the coming months; our current list of partners, and new ones expected to be live over the coming months, as adding more distribution that should significantly expand the size of our network; the wind-down of the Albertsons partnership as providing an opportunity to eliminate some lower-margin business and improve our overall focus on company performance; our belief that we will continue to see continued demand for our platforms and solutions as we add new retailers and partners to our network; our pipeline of retailer prospects who we believe will be onboarding in the coming months, and that this pipeline trend will continue; the improvements we’ve made over the past two years as positioning us well to move our business from a largely managed service business to a technology-based partner and allowing us to capitalize on the growing opportunity ahead of us; an expected increase in gross margins in 2022, based on the expected return of higher margin national promotions campaigns once supply chains stabilize as well as increasing self-service capabilities across our offerings; national promotions campaigns as expected to benefit from free standing insert (FSI) dollars shifting to digital driven by customer acceptance of our fixed calendar pricing and National Rebates solution; changes we are making to our retailer partnerships and the upgrades we are making to our platform as leading to improved profitability over time; further migration in mix towards retailer-specific media and promotions business with lower margins due to strong demand; our anticipation of downward pressure on gross margins due to supply-chain-caused weakness in advertiser spend on national promotions campaigns; all sponsored search revenue in Q4FY21 being recognized net of third-party costs, a portion of our retailer-specific promotions and media business in Q4FY21 changing to net revenue recognition, and the resulting impact of these changes on the Q4 revenue and cost of sales metrics.

Forward-looking statements are based on information available to and the good faith beliefs of our management team as of the time of this call and are subject to known and unknown risks and uncertainties that could cause actual performances or results to differ materially.

Additional information about factors that could potentially impact our financial results can be found in today's press release and in the risk factors identified in our Annual Report on Form 10-K filed with the SEC on February 23, 2021 and Quarterly Report on Form 10-Q filed with the SEC on May 10, 2021 and August 6, 2021.We disclaim any obligation to update information contained in these forward-looking statements, whether as a result of new information, future events or otherwise.

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Use of Non-GAAP Measures

In addition to the U.S. GAAP financials, this stockholder letter includes certain non-GAAP financial measures. The non-GAAP measures have limitations as analytical tools and you should not consider them in isolation or as a substitute for an analysis of our results under U.S. GAAP. There are a number of limitations related to the use of these non-GAAP financial measures versus their nearest GAAP equivalents. For example, other companies may calculate non-GAAP financial measures differently or may use other measures to evaluate their performance, all of which could reduce the usefulness of our non-GAAP financial measures as tools for comparison. We consider these non-GAAP financial measures to be important because they provide useful measures of the operating performance of the company, exclusive of unusual events or factors that do not directly affect what we consider to be our core operating performance and are used by our management for that purpose. The use of non-GAAP measures is further discussed in the accompanying press release, which has been furnished to the SEC on Form 8-K and posted on our website. The press release defines our non-GAAP financial measure of Adjusted EBITDA. This stockholder letter defines our non-GAAP financial measure of Adjusted EBITDA, non-GAAP Gross Margins and non-GAAP Operating Expenses. A reconciliation between GAAP and non-GAAP measures can also be found in the accompanying press release and accompanying presentation’s appendix. A reconciliation of Adjusted EB ITDA, non-GAAP Gross Margins and non-GAAP Operating Expenses, all of which are non-GAAP guidance measures, to a corresponding GAAP measure is not available on a forward-looking basis without unreasonable efforts due to the high variability and low visibility of certain (income) expense items that are excluded in calculating Adjusted EBITDA, non-GAAP Gross Margins and non-GAAP Operating Expenses.

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Financial Tables

QUOTIENT TECHNOLOGY INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	September 30, 2021	December 31, 2020
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$244,945	$222,752
Accounts receivable, net	156,404	137,649
Prepaid expenses and other current assets	14,437	18,547
Total current assets	415,786	378,948
Property and equipment, net	21,819	17,268
Operating lease right-of-use-assets	20,755	16,222
Intangible assets, net	15,978	44,898
Goodwill	128,427	128,427
Other assets	1,774	1,029
Total assets	$604,539	$586,792
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$14,997	$15,959
Accrued compensation and benefits	19,604	14,368
Other current liabilities	80,978	70,620
Deferred revenues	21,154	12,027
Contingent consideration related to acquisitions	21,655	8,524
Total current liabilities	158,388	121,498
Operating lease liabilities	22,182	15,956
Other non-current liabilities	746	2,358
Contingent consideration related to acquisitions	—	20,930
Convertible senior notes, net	185,823	177,168
Deferred tax liabilities	1,853	1,853
Total liabilities	368,992	339,763

Stockholders’ equity:
Common stock	1	1
Additional paid-in capital	725,401	698,333
Accumulated other comprehensive loss	(1,093)	(1,001)
Accumulated deficit	(488,762)	(450,304)
Total stockholders’ equity	235,547	247,029
Total liabilities and stockholders’ equity	$604,539	$586,792

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QUOTIENT TECHNOLOGY INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited, in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Revenues	$135,884	$121,116	$375,080	$303,358
Cost of revenues (1)	86,535	73,603	240,680	185,445
Gross margin	49,349	47,513	134,400	117,913
Operating Expenses:
Sales and marketing (1)	29,401	24,555	85,233	73,403
Research and development (1)	11,074	9,744	34,541	28,958
General and administrative (1)	12,244	12,099	40,086	39,457
Change in fair value of contingent consideration	245	1,562	772	5,788
Total operating expenses	52,964	47,960	160,632	147,606
Loss from operations	(3,615)	(447)	(26,232)	(29,693)
Interest expense	(3,809)	(3,646)	(11,306)	(10,830)
Other income (expense), net	(96)	(59)	(130)	708
Loss before income taxes	(7,520)	(4,152)	(37,668)	(39,815)
Provision for income taxes	323	66	790	261
Net loss	$(7,843)	$(4,218)	$(38,458)	$(40,076)

Net loss per share, basic and diluted	$(0.08)	$(0.05)	$(0.41)	$(0.44)

Weighted-average shares used to compute net loss per share, basic and diluted	94,133	90,585	93,408	90,113

(1) The stock-based compensation expense included above was as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Cost of revenues	$525	$442	$1,349	$1,264
Sales and marketing	1,411	1,187	3,847	3,912
Research and development	1,076	1,003	3,025	2,723
General and administrative	1,678	3,857	8,853	13,122
Total stock-based compensation	$4,690	$6,489	$17,074	$21,021

Q3 2021 FINANCIAL RESULTS AND BUSINESS UPDATES	20

QUOTIENT TECHNOLOGY INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited, in thousands)

	Nine Months Ended September 30,
	2021	2020

Cash flows from operating activities:
Net loss	$(38,458)	$(40,076)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	24,425	26,522
Stock-based compensation	17,074	21,021
Amortization of debt discount and issuance cost	8,655	8,203
Impairment of intangible assets	9,086	—
Allowance for credit losses	115	542
Deferred income taxes	790	261
Change in fair value of contingent consideration	772	5,788
Other non-cash expenses	3,236	2,546
Changes in operating assets and liabilities:
Accounts receivable	(18,871)	2,615
Prepaid expenses and other current assets	3,264	158
Accounts payable and other current liabilities	7,952	4,893
Payments for contingent consideration and bonuses	(2,901)	(15,418)
Accrued compensation and benefits	5,445	(4,334)
Deferred revenues	9,127	450
Net cash provided by operating activities	29,711	13,171

Cash flows from investing activities:
Purchases of property and equipment	(10,773)	(6,648)
Purchase of intangible assets	—	(3,000)
Net cash used in investing activities	(10,773)	(9,648)

Cash flows from financing activities:
Proceeds from issuances of common stock under stock plans	14,794	1,579
Payments for taxes related to net share settlement of equity awards	(5,286)	(5,456)
Principal payments on promissory note and finance lease obligations	(169)	(100)
Payments for contingent consideration	(6,121)	(14,582)
Net cash provided by (used in) financing activities	3,218	(18,559)
Effect of exchange rates on cash and cash equivalents	37	126
Net increase (decrease) in cash and cash equivalents	22,193	(14,910)
Cash and cash equivalents at beginning of period	222,752	224,764
Cash and cash equivalents at end of period	$244,945	$209,854

Q3 2021 FINANCIAL RESULTS AND BUSINESS UPDATES	21

QUOTIENT TECHNOLOGY INC.
RECONCILIATION OF NET LOSS TO ADJUSTED EBITDA AND ADJUSTED EBITDA MARGIN
(Unaudited, in thousands)

	Three Months Ended September 30,				Nine Months Ended September 30,
	2021		2020		2021		2020
	$	%	$	%	$	%	$	%
Net Loss ($) / Loss Margin (%) (2)	$(7,843)	(6%)	$(4,218)	(3%)	$(38,458)	(10%)	$(40,076)	(13%)
Adjustments:
Stock-based compensation	4,690	3%	6,489	5%	17,074	5%	21,021	7%
Depreciation and amortization	7,287	6%	10,685	9%	24,425	7%	30,020	9%
Acquisition related costs and other (1)	8,720	7%	387	—	12,453	3%	991	—
Change in fair value of contingent consideration	245	—	1,562	1%	772	—	5,788	2%
Interest expense	3,809	3%	3,646	3%	11,306	3%	10,830	4%
Other (income) expense, net	96	—	59	—	130	—	(708)	—
Provision for income taxes	323	—	66	—	790	—	261	—

Total adjustments	$25,170	19%	$22,894	18%	$66,950	18%	$68,203	22%

Adjusted EBITDA ($) / Adjusted EBITDA Margin (%) (2)	$17,327	13%	$18,676	15%	$28,492	8%	$28,127	9%

(1) For the three and nine months ended September 30, 2021, "other" includes a charge of $6.5 million and $9.1 million, respectively, related to the impairment of certain intangible assets due to the termination of our partnership with Albertsons, and restructuring charges of $1.8 million and $2.0 million, respectively, for such periods. For the three and nine months ended September 30, 2020, "other" includes restructuring charges of zero and $1.5 million, respectively, and a $2.0 million loss contingency for both respective periods, related to a contract dispute with Albertsons associated with a guaranteed distribution fee arrangement.

(2) Profit (Loss) Margin and Adjusted EBITDA Margin is the ratio of Profit (Loss) to Revenues and Adjusted EBITDA to Revenues.

Q3 2021 FINANCIAL RESULTS AND BUSINESS UPDATES	22

QUOTIENT TECHNOLOGY INC.
RECONCILIATION OF GROSS MARGIN TO NON-GAAP GROSS MARGIN
(Unaudited, in thousands)

	Q3 FY 20	Q2 FY 21	Q3 FY 21
Revenues	$121,116	$123,880	$135,884

Cost of revenues (GAAP)	$73,603	$82,161	$86,535
(less) Stock-based compensation	(442)	(401)	(525)
(less) Amortization of acquired intangible assets	(6,026)	(5,276)	(4,396)
(less) Loss contingency related to a contract dispute	(2,000)	—	—
(less) Impairment of certain intangible assets	—	(2,580)	(6,506)
(less) Restructuring charges	—	—	(5)
Cost of revenues (Non-GAAP)	$65,135	$73,904	$75,103

Gross margin (GAAP)	$47,513	$41,719	$49,349
Gross margin percentage (GAAP)	39.2%	33.7%	36.3%

Gross margin (Non-GAAP)*	$55,981	$49,976	$60,781
Gross margin percentage (Non-GAAP)	46.2%	40.3%	44.7%

* Non-GAAP gross margin excludes stock-based compensation, amortization of acquired intangible assets, loss contingency related to a contract dispute, impairment of certain intangible assets, and restructuring charges.

Q3 2021 FINANCIAL RESULTS AND BUSINESS UPDATES	23

QUOTIENT TECHNOLOGY INC.
RECONCILIATION OF OPERATING EXPENSES TO NON-GAAP OPERATING EXPENSES
(Unaudited, in thousands)

	Q3 FY 20	Q4 FY 20	Q1 FY 21	Q2 FY 21	Q3 FY 21
Revenues	$121,116	$142,529	$115,316	$123,880	$135,884

Sales and marketing expenses	24,555	31,124	27,365	28,467	29,401
(less) Stock-based compensation	(1,187)	(1,399)	(1,255)	(1,181)	(1,411)
(less) Amortization of acquired intangible assets	(866)	(866)	(866)	(866)	(837)
(less) Restructuring charges	—	—	—	(217)	(903)
Non-GAAP Sales and marketing expenses	$22,502	$28,859	$25,244	$26,203	$26,250
Non-GAAP Sales and marketing percentage	19%	20%	22%	21%	19%

Research and development	9,744	11,358	12,056	11,411	11,074
(less) Stock-based compensation	(1,003)	(1,108)	(972)	(977)	(1,076)
(less) Restructuring charges	—	—	—	—	(463)
Non-GAAP Research and development expenses	$8,741	$10,250	$11,084	$10,434	$9,535
Non-GAAP Research and development percentage	7%	7%	10%	8%	7%

General and administrative expenses	12,099	14,720	12,833	15,009	12,244
(less) Stock-based compensation	(3,857)	(4,364)	(3,194)	(3,981)	(1,678)
(less) Restructuring charges	—	—	—	—	(463)
(less) Acquisition related costs	(393)	(1,039)	(482)	(453)	(380)
Non-GAAP General and administrative expenses	$7,849	$9,317	$9,157	$10,575	$9,723
Non-GAAP General and administrative percentage	6%	7%	8%	9%	7%

Non-GAAP Operating expenses*	$39,092	$48,426	$45,485	$47,212	$45,508
Non-GAAP Operating expense percentage	32%	34%	39%	38%	33%

* Non-GAAP operating expenses excludes changes in fair value of contingent consideration, stock-based compensation, amortization of acquired intangible assets, restructuring charges, and acquisition related costs.

Q3 2021 FINANCIAL RESULTS AND BUSINESS UPDATES	24